Exhibit 99.1

CONTACT:

Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Vice President, Treasury & Investor
Relations +1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

FOR IMMEDIATE RELEASE

Wind River Provides Update on Stock Option Review

ALAMEDA, Calif., September 15, 2006– As previously announced on Form 8-K filed on August 31, 2006 and on Form 12b-25 filed on September 11, 2006, Wind River Systems, Inc. (NASDAQ: WIND), commenced a voluntary review of its historical stock option granting practices and the related accounting during the second quarter of fiscal 2007. The Audit Committee of Wind River’s Board of Directors, comprised of three independent board members, is leading the review. As a result of the continued review, the Company will not be able to file its Form 10-Q on or before the fifth calendar day following the prescribed due date according to Rule 12b-25.

The review has not been completed and the Company has not yet determined whether it needs to record any non-cash adjustments to compensation expense or adjustments to the related tax effects of previous stock option grants. In connection with this review, the Audit Committee has elected to retain independent legal counsel and accounting consultants to assist the Audit Committee. The Company expects to incur incremental legal and accounting fees related to the review that will increase its general and administrative costs in the near term. The forward-looking guidance that the Company provided in its second quarter earnings release do not reflect these incremental costs.

The Company is committed to resolving these issues as quickly as possible and plans to file its Form 10-Q for the second quarter of fiscal 2007 and any restated financial statements, if required, as soon as practicable following the conclusion of the Audit Committee’s review.

This press release contains forward-looking statements, including those relating to our Audit Committee’s ability to complete its internal review of stock option practices and related accounting, the timing of our ability to file our Form 10-Q and our expectations regarding the incremental expense we expect to incur related to this internal review. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes” and “estimates,” variations of such words and similar expressions are also intended to identify forward-looking statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to: the impact of accounting for stock-based compensation, the impact of other costs, potential delays in the completion of the Audit Committee’s review, changes in the scope of the review, the findings of the review, delays in the completion of our outside auditor’s review of the Audit Committee’s work, potential governmental inquiries and private litigation related to the internal review, as well as the other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended January 31, 2006, our Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. As a result, we can not assure you that the outcome of the Audit Committee’s investigation will not result in changes to or a restatement of our financial results for any historical period, that our Form 10-Q for the period ended July 31, 2006 will be filed in the short term, that the Nasdaq will not initiate de-listing proceedings as a result of our failure to timely file our Form 10-Q, or that we will not be required to make changes to our internal controls or processes.

Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). The company’s solutions enable customers to develop and run device software better, faster, at a lower cost and more reliably. Wind River’s Workbench, General Purpose Platform and Market-Specific Platforms reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.